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EXHIBIT 11 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


(dollars in thousands, except per share amounts)


Net Income                                           $    62,442

Weighted Average Equivalent

  Shares Outstanding:

      Average Outstanding Shares                      31,820,010

      Common Stock Equivalents (1)                       318,636

      Weighted Average Equivalent Shares              32,138,646

Earnings Per Share                                   $      1.94

   (1)   Represents options.

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